Exhibit (a)(3)

TERRA INCOME FUND 6, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Terra Income Fund 6, Inc., a Maryland corporation (the “Corporation”), is hereby amended to decrease, immediately upon acceptance of these Articles of Amendment for record with the State Department of Assessments and Taxation of Maryland, the par value of the shares of common stock of the Corporation issued and outstanding immediately prior to the filing of these Articles of Amendment from $0.00125 per share to $0.001 per share.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH:   The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 25th day of February, 2015.

ATTEST:		TERRA INCOME FUND 6, INC.

/s/ Gregory M. Pinkus		By:	/s/ Bruce D. Batkin	(SEAL)
Name:	Gregory M. Pinkus		Name: Bruce D. Batkin
Title:	Chief Financial Officer		Title: Chief Executive Officer